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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

     WU                               John                 Jiann-Shong
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   (Last)                            (First)              (Middle)

     5009  LaHonda Avenue
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                                    (Street)

    San Jose                           CA                    95129
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   (City)                            (State)                (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     FoneCash   FCSH
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     22-3530573
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4.   Statement for Month/Year

     December 2001
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
      President
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                          5.             6.
                                                          4.                              Amount of      Owner-
                                                          Securities Acquired (A) or      Securities     ship
                                                          Disposed of (D)                 Beneficially   Form:     7.
                                                          (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                               2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                             Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security              Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                     (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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    COMMON                      12/31/97          3            200,000             $.0001       200,000     DIRECT
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    COMMON                      12/31/99          4            333,333              $0.81       533,333     DIRECT
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    COMMON                      12/31/00          4          1,466,667              $0.11     2,000,000     DIRECT
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*  If the form is filed by more than one Reporting Person, see Instruction
   4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
                                                                 SEC 2270 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

   SHAES ISSUED IN 2000 WERE IISUED AS FOUNDER'S SHARES.
   SHARES ISSUED IN 2001 WERE ISSUED IN LIEU OF CASH COMPENSATION


        /s/John Jiann-Shong WU                                 May 13, 2002
---------------------------------------------            -----------------------
          John Jiann-Shong WU

      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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